Exhibit 10.10

LIQUOR MANAGEMENT AND EMPLOYEE SERVICES AGREEMENT

THIS LIQUOR MANAGEMENT AND EMPLOYEE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of February, 2007 (“Effective Date”) by and between HRHH Hotel/Casino, LLC, a Delaware limited liability company (“Owner”), and Hard Rock Hotel, Inc., a Nevada corporation (“Operator”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Index of Terms attached hereto.

RECITALS

A. Owner is the owner of those certain premises located at 4455 Paradise Road, Las Vegas, Nevada 89109 (the “Property”), including, without limitation, the resort hotel casino and other improvements located thereon more commonly known as the Hard Rock Hotel & Casino (the “Hotel Casino”);

B. Operator is experienced in operating, directing, managing and supervising bars, bar personnel and liquor sales at hotel casino properties, and Operator holds, or as of the Effective Date will hold, the Approvals (as defined below) necessary for Operator to conduct the Liquor Operations (as defined below);

C. Owner desires to engage certain employees of Operator to provide services in connection with the day-to-day operations of the Hotel Casino (excluding operations of the gaming and casino related facilities located therein), and Operator desires to provide its employees to Owner for such purposes, on the terms and conditions set forth herein; and

D. Owner desires to engage Operator with respect to conducting the Liquor Operations, and Operator desires to assume such operation, direction, management and supervision of the Liquor Operation, in accordance with the agreements, obligations and covenants as more particularly described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the foregoing recitals are true and correct and as follows:

1.	ENGAGEMENT OF OPERATOR; TERM.

1.1 Engagement of Operator. Owner hereby engages Operator to act as the exclusive operator of the Liquor Operations during the Term (as defined below), with exclusive responsibility and full control and discretion in the operation, direction, management and supervision of the Liquor Operations, and Operator hereby agrees to be so engaged by Owner, subject to the agreements, terms and conditions contained herein.

1.2 Term; Termination. The term of this Agreement shall commence on the Effective Date and shall terminate on the earlier to occur of (i) the twentieth anniversary of the Effective Date; or (ii) a date as mutually agreed by the parties subject to the reasonable requirements of any unaffiliated third Person lenders to Owner (“Term”). Notwithstanding anything to the contrary contained herein, this Agreement shall not terminate unless and until (A) Owner has obtained a replacement liquor operator and employee service provider (or Owner has hired the employees necessary to operate the Property), or (B) Owner or an affiliate thereof has obtained all necessary Approvals to conduct the Liquor Operations and it or an affiliate thereof will hire the employees necessary to operate the Property.

1.3 Termination of Liquor Operations. At such time that Owner engages a replacement liquor operator in accordance with the requirements of any unaffiliated third Person lenders to Owner, Operator’s responsibilities under this Agreement with regard to Liquor Operations and all provision of liquor and responsibilities related thereto at the Property shall terminate and be of no further force and effect.

2.	USE AND LIQUOR OPERATIONS.

2.1 Liquor Operations. Owner hereby grants Operator exclusive right and authority to (a) manage, be responsible for and conduct the sale of liquor at the Hotel Casino; and (b) engage in all activities necessary or incidental thereto (collectively, the “Liquor Operations”). Without limiting the generality of any term herein, Operator shall perform the Liquor Operations in a good faith and highly professional manner, all at a level consistent with the reasonable requirements of any unaffiliated third Person lenders to Owner. Without limiting Operator’s exclusive right and authority to conduct the Liquor Operations, in providing its services hereunder, Operator shall, without limitation:

(i) Use commercially reasonable efforts to maximize liquor sales;

(ii) Generally promote liquor sales, including, without limitation, developing, updating and implementing advertising, marketing, publicity, public relations, special events and sales, which advertising, marketing, publicity, public relations, special events and sales shall be subject to Owner’s prior written consent, which consent shall not be unreasonably withheld or delayed;

(iii) Arrange for the purchase of liquor, beverages, operating supplies, merchandise, furnishings, fixtures and equipment, and all other supplies necessary for the Liquor Operations;

(iv) Obtain and maintain all Approvals;

(v) Establish accounting systems and internal controls as may be required by Applicable Laws; and

(vi) Engage in such other activities as shall be deemed necessary and agreed to by and between Operator and Owner.

2.2 Inspection of Liquor Operations. Owner, any unaffiliated third Person lenders, and their respective representatives may, at all reasonable times, enter in and upon the areas in which the Liquor Operations are being conducted to examine the condition thereof and to observe the Liquor Operations.

3.	COMPLIANCE WITH APPLICABLE LAWS; APPROVALS.

3.1 Operator’s Approvals. On or before the Effective Date, Operator shall submit any applications, filings and other submissions required by any national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of liquor sales and/or service in any jurisdiction and, within the State of Nevada, specifically, the Clark County Department of Business License and the Clark County Liquor and Gaming Licensing Board (collectively, “Liquor Authorities”) to obtain all approvals, consents, licenses, permits, authorizations, registrations, declarations, concessions, orders, filings, notices, findings of suitability, franchises, entitlements, waivers, exemptions, variances and certificates of occupancy that are necessary to conduct the Liquor Operations during the Term (collectively, the “Approvals”). Operator shall respond to any requests from the Liquor Authorities and promptly file any additional information required in connection with such filings as soon as practicable after receipt of requests therefor. Operator shall timely pay all application fees and investigative fees and costs required by the Liquor Authorities. Operator shall keep Owner promptly and regularly apprised of the status of any communications (including, without limitation, providing copies to Owner of same) with, and any inquiries or requests for additional information from, the Liquor Authorities and shall comply promptly with any such inquiry or request. Notwithstanding anything herein to the contrary, in the event Owner determines, in its reasonable discretion, that Operator is not complying with its obligations under this Section 3.2, then Owner may terminate this Agreement if Operator fails to cure such noncompliance to Owner’s reasonable satisfaction within ten days from Owner’s written notice to Operator thereof.

3.2 Compliance with Applicable Laws. Operator shall comply with and abide by all Applicable Laws, and the requirements of insurance companies covering any of the risks against which the Property is insured.

4.	RENT AND LIQUOR REVENUE.

On the fifteenth day of each month during the Term, Operator shall pay Owner as rent without offset or deduction an amount equal to Twenty-Five Thousand Dollars and 00/100 ($25,000.00) for the immediately preceding month or portion of a month during the Term (“Rent Payment”). Operator shall retain the balance of the revenue from the Liquor Operations remaining after the Rent Payment (“Liquor Revenue”), and Operator shall deposit the Liquor Revenue into such account or accounts as may be designated from time to time by Owner or any unaffiliated third Person lenders to Owner for the benefit of Owner.

5.	EMPLOYEES.

Subject to the provisions of this Section 5, Owner shall, at all times during the Term, have day-to-day control of the Operator Employees (as defined below) in all aspects of their employment. The “Operator Employees” shall be defined as those non-gaming related employees of Operator who will be provided to Owner in connection with Owner’s operations at the Hotel Casino (excluding, however, operation of the gaming and casino related facilities therein). Operator shall determine the number and type (by job description) of Operator Employees necessary for Owner to provide for the efficient operation of the Hotel Casino and shall be responsible for all compensation and benefits to be paid to each Operator Employee, subject to reimbursement as provided below. Owner shall have no control over Operator’s employment practices, for which Operator shall remain solely responsible and shall indemnify, defend and hold Owner harmless from, subject to and in accordance with Article VIII hereof, and the Operator Employees shall not in any manner be deemed employees or agents of Owner as a result of this Agreement. Operator acknowledges and agrees that the Operator Employees shall devote one hundred percent (100%) of their time to providing services to the Hotel Casino and shall not provide services to any other properties or businesses, unless otherwise agreed in writing by Owner and Operator. Owner shall have the right to require the replacement of any Operator Employee with or without cause at any time during the Term. Owner shall reimburse Operator for the compensation, including, but not limited to, salary, bonuses, benefits, PTO, insurance and taxes for any Operator Employees. Notwithstanding anything to the contrary contained herein, employees involved in Liquor Operations, including the key employee on Operator’s liquor license, shall be considered employees of Operator for purposes of compliance with Applicable Laws and the regulations of the Liquor Authorities.

6.	EVENT OF DEFAULT.

6.1 Event of Default by Operator. The occurrence of any of the following by Operator shall each constitute an event of default hereunder (an “Operator Event of Default”):

(a) if Operator shall neglect or fail to perform or observe any of the covenants, terms, provisions or conditions contained in this Agreement on its part to be performed or observed, except for payment of any monetary charges due hereunder, within 30 days after written notice thereof from Owner, or such additional time as is reasonably required to correct any such default, but in no event more than an additional 30 days;

(b) if Operator fails to conduct the Liquor Operations in accordance with the provisions hereof;

(c) if there is filed any petition in bankruptcy by or against Operator, which petition is not dismissed within 90 days of its filing, or there is appointed a receiver or trustee to take possession of Operator or of all or substantially all of the assets of Operator, or there is a general assignment by Operator for the benefit of creditors, or any action is taken by or against

Operator under any state or federal insolvency or bankruptcy act, or any similar law now or hereafter in effect, including, without limitation, the filing of execution or attachment against Operator and such levy continues in effect for a period of 60 calendar days;

(d) if Operator shall fail to maintain all necessary Approvals;

(e) if Operator shall fail to provide the Operator Employees in accordance with the provisions hereof.

6.2 Remedies. Upon the occurrence of an Operator Event of Default, in addition to any other rights or remedies provided for herein or at law or in equity, and without barring election of any other remedy, Owner, at its sole option, shall have the following rights:

(a) Owner shall have the right to terminate this Agreement by written notice of such termination, and Owner shall have no further obligations hereunder; and

(b) Subject to the approval of the Liquor Authorities, Owner shall have the right to require strict performance of all of the agreements, obligations and covenants hereof as the same shall respectively accrue, and shall have the right of action therefor.

6.3 Waiver. It is covenanted and agreed that no waiver at any time of any of the provisions hereof shall be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Owner to or of any action by Operator requiring Owner’s consent or approval shall not be deemed to waive or render unnecessary Owner’s consent or approval to or of any subsequent similar act by Operator.

6.4 Default of Owner. Owner shall be in default under this Agreement in the event Owner fails to perform any of the covenants, terms, provisions or conditions contained in this Agreement on its part to be performed within 30 days after written notice thereof from Operator, or such additional time as is reasonably required to correct any such default, but in no event more than an additional 30 days.

7.	ASSIGNMENT OR TRANSFER.

7.1 Binding on Successors and Assigns. Except as otherwise expressly provided herein, the terms, covenants and conditions under this Agreement required to be performed and observed by Operator or Owner shall inure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third Person beneficiary rights. All references to “Owner” and “Operator” throughout this Agreement shall include and apply to their respective successors and assigns; provided, however, that no assignment of this Agreement shall relieve the assignor of its obligations and liabilities under this Agreement unless expressly agreed to at the time of such assignment.

7.2 Right of Assignment. Subject to the receipt of all necessary Approvals, neither Operator nor Owner shall transfer or assign any of its rights, obligations and agreements under this Agreement without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion; provided, however, each party shall have the right, subject to the receipt of all Approvals, to assign any or all of its rights, obligations and agreements under this Agreement to an Affiliate of such party or to any unaffiliated third Person lenders.

8.	INDEMNITY.

8.1 Indemnification of Owner. In addition to the indemnification of Owner set forth elsewhere herein, as of the Effective Date, during the Term and at all times thereafter, Operator shall and hereby does indemnify and save Owner, its Affiliates and their directors, officers, managers, members, agents, representatives, employees, successors and assigns (collectively, the “Owner Parties”), harmless from and against and in respect of, and shall reimburse the Owner Parties for, all liabilities, obligations, damages, fines, penalties, claims, demands, costs, charges, judgments, liens and expenses, whether founded in tort or in contract, including, without limitation, reasonable attorneys’ fees and costs, that may be imposed upon or incurred or paid by or asserted against any Owner Party during the Term by reason of or in connection with any of the following (each, an “Indemnity Claim”):

(a) any negligent or tortious act on the part of Operator or any of its employees, agents, servants, contractors, licensees, customers, or business invitees;

(b) any failure on the part of Operator to perform or comply with any of the agreements, obligations, covenants, conditions or limitations contained in this Agreement on its part to be performed or complied with;

(c) the Liquor Operations;

(d) the provision of the Operator Employees.

8.2 Indemnification of Operator. As of the Effective Date, during the Term and at all times thereafter, Owner shall and hereby does indemnify and save Operator, its Affiliates and their directors, officers, managers, members, agents, representatives, employees, successors and assigns (collectively, the “Operator Parties”), harmless from and against and in respect of, and shall reimburse the Operator Parties for, all liabilities, obligations, damages, fines, penalties, claims, demands, costs, charges, judgments, liens and expenses, whether founded in tort or in contract, including, without limitation, reasonable attorneys’ fees and costs, that may be imposed upon or incurred or paid by or asserted against any Operator Party during the Term by reason of or in connection with Owner’s breach of any representation or warranty contained in this Agreement (each, an “Indemnity Claim”).

8.3 Defense of Indemnity. The party seeking indemnification shall promptly notify the party from which indemnification is sought of the existence of any Indemnity Claim to which indemnification obligations would apply and shall give 30 calendar days (or such shorter period as required by the contingencies of such Indemnity Claim involving liabilities to third parties) in which to elect to defend the same at its own expense and with counsel of its own selection, who shall be approved by the indemnified party, which approval shall not be unreasonably withheld or delayed; provided, however, that the indemnified party shall at all times also have the right to fully participate in the defense at its own expense. Notwithstanding the immediately preceding sentence if an indemnifying party shall, within such 30 calendar day period, fail to defend such Indemnity Claim, the party to be indemnified shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) such Indemnity Claim on behalf, for the account, and at the risk and expense of the indemnifying party. Neither Owner nor Operator shall compromise or settle any Indemnity Claim without the written consent of the indemnified party, such consent not to be unreasonably withheld or delayed. If an Indemnity Claim is one that cannot by its nature be defended solely by the indemnifying party, the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request; provided, however, that any associated expenses shall be paid by the indemnifying party.

8.4 Insurance. The provisions of this Article VII shall not in any way be affected by the absence in any case of any covering insurance or by the failure or refusal of any insurance company to perform any obligation on its part.

8.5 Survival. All indemnities set forth herein shall survive expiration or earlier termination of this Agreement.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

9.1 Owner’s Representations and Warranties. Owner hereby represents and warrants to Operator as of the Effective Date and at all times during the Term, that:

(a) Owner is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing as a foreign entity in the jurisdictions wherein the nature of the business transacted by it or property owned by it make such qualification necessary;

(b) Owner has the valid limited liability company power to enter into and perform all of its obligations under this Agreement, and this Agreement has been authorized by all necessary limited liability company action;

(c) there are no known actions, suits or proceedings pending or, to the best knowledge of Owner, or to Owner’s knowledge, threatened against Owner in any court or before any administrative agency which would prevent Owner from completing the transactions provided for herein;

(d) no consent or other approval or authorization of any Governmental Authority or third Person is required in connection with Owner’s execution and delivery of this Agreement and the performance of its obligations hereunder;

(e) this Agreement and the other agreements and instruments contemplated hereby constitute the legal, valid and binding obligations of Owner, enforceable in accordance with their respective terms, except to the extent such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally;

(f) as of the Effective Date, no representation or warranty by Owner, nor any statement or certificate furnished or to be furnished to Operator pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading;

(g) Owner shall take such action whether at or after the Effective Date, and without further consideration, to execute and deliver such further instruments, conveyances and transfers and take such other action as may reasonably be required so as to effectuate the intent of this Agreement; and

(h) Owner’s execution and delivery of this Agreement and the performance of its obligations hereunder will not, with or without the giving of notice and/or the passage of time, violate any provision of Applicable Laws.

9.2 Operator’s Representations and Warranties. Operator hereby represents and warrants to Owner that:

(a) Operator is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified and in good standing as a foreign entity in the jurisdictions wherein the nature of the business transacted by it or property owned by it make such qualification necessary;

(b) Operator has the valid corporate power to enter into and perform all of its obligations under this Agreement, and this Agreement has been authorized by all necessary corporate action;

(c) there are no known actions, suits or proceedings pending or, to the best knowledge of Operator, threatened against Operator in any court or before any administrative agency which would prevent Operator from completing the transactions provided for herein;

(d) Operator is in the process of obtaining, and will obtain and be in compliance with, prior to the Effective Date, all Approvals necessary or required for the Liquor Operations, and other than such Approvals, no consent or other approval or authorization of any Governmental Authority or third Person is required in connection with Operator’s execution and delivery of this Agreement and the performance of its obligations hereunder;

(e) this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Operator, enforceable in accordance with their respective terms, except to the extent such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally;

(f) as of the Effective Date, no representation or warranty by Operator, nor any statement or certificate furnished or to be furnished to Owner pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading;

(g) Operator shall take such action whether at or after the Effective Date, and without further consideration, to execute and deliver such further instruments, conveyances and transfers and take such other action as may reasonably be required so as to effectuate the intent of this Agreement or as may be reasonably requested by any unaffiliated third Person lenders to Owner; and

(h) Operator’s execution and delivery of this Agreement and the performance of its obligations hereunder will not, with or without the giving of notice and/or the passage of time, violate any provision of Applicable Laws.

10.	MISCELLANEOUS.

10.1 Governing Law; Consent to Jurisdiction. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of Nevada, without giving effect to conflicts of laws principles. Operator and Owner each agree to the exclusive jurisdiction of any state or federal court within the County of Clark, State of Nevada, with respect to any claim or cause of action arising under or relating to this Agreement, and waive personal service of any and all process upon it and consent that all services of process be made by registered mail, directed to it at its address as set forth in Section 9.10 and service so made shall be deemed to be completed when received. Operator and Owner each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this Section 20.1 shall affect the right of Operator or Owner to serve legal process in any other manner permitted by Applicable Laws. The parties hereto waive trial by jury in any action or proceeding brought in connection with this Agreement.

10.2 Headings. The section headings in this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction of meaning or the provisions of this Agreement.

10.3 Construction. If any term or provision of this Agreement, or the application thereof to any Person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

10.4 Binding. Except as otherwise expressly provided herein, the terms hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of Owner and Operator subject to restrictions on assignment of this Agreement as provided herein.

10.5 Attorneys’ Fees. Except as provided in Article X hereof, each party hereto shall bear its own professional fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; provided, however, in the event any dispute between Owner and Operator should result in litigation, the prevailing party shall be reimbursed for all costs incurred in connection with such litigation, including, without limitation, reasonable attorneys’ fees and costs.

10.6 Entire Agreement; Amendments. This Agreement supersedes all prior agreements relating to the subject matter hereof, and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and cannot be changed or terminated orally.

10.7 Interpretation. Plural shall be substituted for the singular form and vice versa in any place or places herein in which the context required such substitution or substitutions.

10.8 No Partnership. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or to partnership or of joint venture or of any association between Owner and Operator, nor shall anything contained herein be deemed to create any relationship between Owner and Operator other than the relationship of Owner and Operator.

10.9 Time. Time is of the essence of this Agreement and all of the terms and conditions hereof.

10.10 Notice. Any notice or other communication required or permitted to be given by a party hereunder shall be in writing, and shall be deemed to have been given by such party to the other party or parties (a) on the date of personal delivery, (b) on the next business day following any facsimile transmission to a party at its facsimile number set forth below; provided, however, such delivery is concurrent with delivery pursuant to the provisions of clauses (a) or (c) of this Section 10.10, or (c) three business days after being placed in the United States mail, as applicable, registered or certified, postage prepaid addressed to the following addresses (each of the parties shall be entitled to specify a different address by giving notice as aforesaid):

If to Owner:

(telephone)
(facsimile)

If to Operator:

(telephone)
(facsimile)

or to such other Person or place as either party hereto may designate in writing in the manner provided herein for giving notice. Each such notice so delivered, couriered or mailed shall be deemed delivered when personally delivered, as of the first business day after the date so sent by courier, or as of the third business day after the date so sent by mail, as the case may be.

10.11 Owner Complimentaries. At all times during the Term, Owner may authorize complimentary liquor (“Owner Complimentaries”), for which Operator shall bill Owner at one hundred percent (100%) of the then-applicable beverage rate, which beverage rate shall be reasonably agreed to by Owner and Operator from time to time during the Term. Operator shall invoice Owner on a monthly basis for such Owner Complimentaries, the amount of which invoice shall be offset against that month’s Rent Payment.

10.12 Counterparts. This Agreement may be executed in counterparts and both of such counterparts, taken together, shall be deemed part of one instrument.

10.13 Liquor Authorities. Owner and Operator agree that notwithstanding any of the provisions herein, if at any time during the Term, the Liquor Authorities require or prohibit any act on the part of Owner or Operator, Owner or Operator, as applicable, shall comply with such requirement or prohibition as the case may be, and any such compliance shall not be deemed a breach of this Agreement.

10.14 Hotel Management Agreement. This Agreement is intended to address Liquor Operations and the provision of employees for operations at the Hotel Casino only, and, to the extent any terms of this Agreement materially conflict with the terms of that certain Property Management Agreement (“Management Agreement”), dated February 2, 2007, by and among HRHH Hotel/Casino, LLC, HRHH Development, LLC and HRHH Cafe, LLC and Morgans Hotel Group Management LLC, a Delaware limited liability company, the terms of the Management Agreement shall control. This Agreement is intended to provide Owner with the non-gaming employees necessary to satisfy the requirements of the Management Agreement and Operator hereby acknowledges and agrees that the Operator Employees will be used by Owner for such purpose.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“OWNER”

HRHH Hotel/Casino, LLC, a Delaware limited liability company

By:	/s/ Richard Szymanski
Name:	Richard Szymanski
Its:	Vice President, Secretary, Treasurer and Director

“OPERATOR”

Hard Rock Hotel, Inc., a Nevada corporation

By:	/s/ David Small
Name:	David Small
Its:	Vice President, Secretary and Director

INDEX OF DEFINED TERMS

As used herein, the following terms shall have the following meanings:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

“Applicable Laws” means, without limitation, any and all foreign, federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judgments, decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law.

“Governmental Authority” means any Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, instrumentality, body, court, tribunal, arbitrator or arbitral body, including, without limitation, the Nevada Liquor Authorities.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, or association.